UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 12b-25 NOTIFICATION OF LATE FILING	OMB APPROVAL
OMB Number: 3235-0058 Expires: March 31, 2006 Estimated average burden hours per response 2.50

SEC FILE NUMBER 000-24372

(Check One): Form 10-K Form 20-F Form 11-K Form 10-Q Form 10-D Form N-SAR Form N-CSR	CUSIP NUMBER

For Period Ended: December 31, 2005

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

VITALSTREAM HOLDINGS, INC.

Full Name of Registrant

Former Name if Applicable

One Jenner, Suite 100

Address of Principal Executive Office (Street and Number)

Irvine, CA 92618

City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The filing deadline for the Quarterly Report on Form 10-K for the quarter year ended December 31, 2005 (the "Form 10-K") for VitalStream Holdings, Inc. (the "Company") was 5:30 Eastern Time on March 31, 2006. Prior to that filing deadline, the Form 10-K had been finalized and converted to EDGAR format, and the Company had directed its filing agent to file the Form 10-K. The filing agent reported to the Company that it attempted to file the Form 10-K prior to the deadline but was unable to log into the EDGAR filing system because the system was down. (A second filing agent contacted by the Company also confirmed that it was unable to log into the EDGAR during the one hour preceding the filing deadline). As a result, notwithstanding the timeliness and diligence of the Company, the Company could not file the Form 10-K prior to the deadline without unreasonable effort and expense. The Company has directed its filing agent to file the Form 10-K as soon as the filing agent is able to log into the EDGAR filing system, which it expects will be filed later in the day on March 31, 2006.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Arturo Sida, Esq. 949 417-2087

(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

Yes No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

Yes No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

VitalStream Holdings, Inc.

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 31, 2006 By /s/ Mark Belzowski

Chief Financial Officer